Exhibit 10.2

Supplemental Agreement

Transferee: Xianning Sanhe Power Equipment Manufacturing Co., Ltd. (Hereinafter referred to as “Party A”)

Transferor: Sheng Zhou ID number: 330722197504065911 (Hereinafter referred to as “Party B”)

Transferor: Heping Zhang ID number: 42230119600815091X (Hereinafter referred to as “Party C”)

Party A entered into a Share Purchase Agreement with Party B and Party C on June 21, 2018. Now the three parties have discussed some of the agreed items in further details and after friendly and thorough negotiation, the three parties agreed to sign this supplemental agreement.

1.	Supplement To The Handover of Plant And Assets

After the Share Purchase Agreement comes into effect, Party B and Party C must ensure that Hubei Jinli Hydraulic Co., Ltd. makes an assessment and handover of the book-value assets within one week, and the leased assets (movable and real property) should be transferred without defects within three months. (Relocation of Xianning Hengsheng Construction Engineering Quality Inspection Co. Ltd. must be completed within one year.) Any corresponding expenses shall be borne by Party B and Party C.

2.	Cashing XTNY Stock

If the public company (symbol: XTNY) with the relevant shares pursuant to the Share Purchase Agreement could not be uplisted to the Nasdaq mainboard within one year, Party B and Party C shall have the right to demand Party A to buy back the shares at the price paid at the time plus bank interest and Party A shall unconditionally accept the demand to buy back the shares.

If Party B and Party C are in urgent need of cash during this period and need to cash some of the shares, Party A may be entrusted with selling (transferring) the shares or cashing the mortgage, and any related expenses shall be borne by Party B and Party C. Party A agrees to assist Party B and Party C in dealing with cashing RMB 20 million at the exchange price during October 2018 before the public company’s uplisting to mainboard, and during February 2019 cashing RMB 20 million.

3.	Profit Distribution In Cooperative Sales

After Party A’s acquisition of Hubei Jinli Hydraulic Co., Ltd, Party B and Party C shall cooperate closely with Party A in sales to ensure that sales increase year by year. If the annual net profit exceeds RMB 10 million, Party A shall pay Party B and Party C 20% of the annual net profit as remuneration. If the annual net profit is RMB 5 million to RMB 10 million, Party A shall pay Party B and Party C 10% of the annual net profit as remuneration. The marketing expenses incurred in the course of sale shall be dealt with by Party A, Party B and Party C on a case-by-case basis.

4.	External Debts Not Included in the Assets and Capital Verification Report

Any debts not listed on the assets and capital verification report (Xianxin A.F. (2018) No. 208) shall be borne by Party B and Party C. Assets are checked and handed over according to the list of assets in the report (under the current status).

5.	Miscellaneous

(1) This supplemental agreement is an important part of the Share Purchase Agreement, and has the same legal effect as the Share Purchase Agreement.

(2) This supplemental agreement shall come into force on the date of signing or sealing by Party A, Party B and Party C. This agreement is made in triplicate, with each party holding one copy.

Party A: Xianning Sanhe Power Equipment Manufacturing Co., Ltd. [Company Seal Affixed Here]

Legal Representative: /s/ Zhou Deng Hua

Party B: /s/ Sheng Zhou	Party C: /s/ Heping Zhang

June 21, 2018	June 21, 2018